Exhibit 99.1

PGT Innovations announces 100% ownership stake in Eco Enterprises, LLC

NORTH VENICE, Fla. — PGT Innovations (NYSE: PGTI), a national leader in the premium window, door, and garage door industry, today announced that it has acquired the remaining outstanding 25% ownership interest in Eco Enterprises, LLC (“Eco”).

Eco is a leading brand of aluminum, impact-resistant windows and doors primarily serving the south Florida region, with manufacturing and glass processing facilities in Miami, FL.

PGT Innovations first acquired 75% ownership stake in Eco in 2021 to accelerate revenue growth, expand margins, and strengthen supply chain by adding glass production capacity, while diversifying and bolstering product lines to provide opportunities in residential and commercial markets.

“Since acquiring ownership in Eco, we’ve been able to utilize this vertical integration to service the glass needs for some of our other brands,” said Jeff Jackson, PGT Innovations President and CEO. “We’re very excited to reach the finalization of this purchase as it will allow us to further serve high growth markets in which we operate.”

PGT Innovations is committed to the strategy of expanding its family of brands, transforming manufacturing operations, and growing in desirable markets and geographies. Over the last several years, the company has acquired Western Window Systems, NewSouth Window Solutions, Anlin Windows & Doors, and Martin Door.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows, doors, and garage doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. Through its brands, PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, Eco Window Systems, NewSouth Window Solutions, and Martin Door. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “assume,” “believe,” “could,” “estimate,” “expect,” “guidance,” “intend,” “many,” “positioned,” “potential,” “project,” “think,” “should,” “target,” “will,” “would” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our acquisition of Eco and our potential for growth.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;

•	changes in raw material prices, especially for aluminum, glass, vinyl, and steel, including, price increases due to the implementation of tariffs and other trade-related restrictions, Pandemic-related supply chain interruptions, or interruptions from the conflict in Ukraine;

•	our dependence on a limited number of suppliers for certain of our key materials;

•	our dependence on our impact-resistant product lines, which increased with the acquisition of Eco, and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our recent acquisitions, including our acquisitions of Martin Door Holdings, Inc. (“Martin”) and Anlin Windows & Doors (“Anlin”);

•	our level of indebtedness, which increased in connection with our recent acquisitions, including our acquisitions of Martin and Anlin;

•	increases in credit losses from obligations owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such obligations from such customers;

•	the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of Martin and Anlin may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	increases in transportation costs, including increases in fuel prices;

•	our dependence on our limited number of geographically concentrated manufacturing facilities, which increased further due to our acquisition of Eco;

•	sales fluctuations to and changes in our relationships with key customers;

•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;

•	risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;

•	product liability and warranty claims brought against us;

•	in addition to our acquisitions of Martin and Anlin, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected when we acquired it; and

•	the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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PGT Innovations Contacts

Investor Relations

Craig Henderson, Interim CFO and V.P. Corporate Finance

CHenderson@PGTInnovations.com

941-480-1600

Media Relations

Stephanie Cz, Corporate Marketing Manager

SCz@PGTInnovations.com

941-480-1600